Exhibit (c)(3)

Discussion Materials Regarding barnesandnoble.com inc. November 6, 2003 Confidential For Discussion Purposes Only

Working Group Barnes & Noble, Inc. ("BKS") Larry Zilavy, Executive Vice President of Corporate Finance & Strategic Planning Joseph J. Lombardi, Chief Financial Officer John Weisenseel, Vice President & Treasurer John McSweeney, Director of Tax Alexandria Ruffino, CPA, Director of Finance Citigroup Michael Eck, Managing Director, Head of Global Consumer Bora Sila, Managing Director, Mergers & Acquisitions Sarah Ashmore Bradley, Vice President This presentation has been reviewed, commented on, and approved by the following individuals with regard to their respective areas of expertise Bryan Cave Jay M. Dorman, Esq., Partner Alan H. Solarz, Esq., Partner BDO Seidman Al Ferrara, Partner, Vice Chairman Randy S. Frischer, Partner

Review of Bertelsmann Transaction Transaction Terms Tax Benefits EPS Estimates $2.80 per share (total consideration of $164.2 million) 1.1 million shares of Class A Common Stock 57.5 million units of membership interests 35.8% of total outstanding shares (assuming membership interests converted) 48.1% voting interest 100% cash consideration $82.2 million cash $82.0 million note with 5.00% coupon (due 2004) Deduction of suspended partnership losses PV tax savings of $22.8 million Amortization of step-up from Bertelsmann PV tax savings of $31.6 million Incremental barnesandnoble.com inc. ("BNBN") operating losses PV tax savings of $5.6 million Total tax benefits per share purchased of $0.93 (excluding PV of tax savings from incremental BNBN operating losses), resulting in an implied purchase price of $1.87 Final terms, tax benefits and EPS impact are consistent with the recommendations made to the Board on July 21, 2003

Confidential
For Discussion Purposes Only

Relative Stock Price Performance

BNBN Stock Price Performance Since Bertelsmann Announcement


$3.00
$2.75
$2.50
$2.25
$2.00
$1.75
$1.50
BNBN
Amazon.com
Citigroup Internet Index (1)
Russell 2000 Index
07/29/03
08/13/03
08/29/03
09/14/03
09/29/03
10/15/03
10/31/03
31.5%
12.7%
11.5%
(13.4%)

(1) Note: Citigroup Internet Index composed of: Akamai Technologies, Inc., Kana Software, Inc., DoubleClick Inc. and SeeBeyond Technology Corporation.
Note: Respective stock price performances indexed to BNBN performance at Bertelsmann announcement.

BKS Stock Price Performance Since Bertelsmann Announcement


$32.00
$30.00
$28.00
$26.00
$24.00
$22.00
BKS
Borders Group, Inc.
S&P Retail Stores Index
S&P 500
07/29/03
08/13/03
08/29/03
09/14/03
09/29/03
10/15/03
10/31/03
23.4%
17.7%
14.2%
6.2%

Note: Respective stock price performances indexed to BKS performance at Bertelsmann announcement.

4

citigroup

Strategic Rationale Synergies Elimination of separate, redundant public company costs Revenue synergies Integration savings Synergies not yet quantified (presentation will illustrate the synergies required for EPS neutrality in FY 2005 and FY 2006) Tax Savings Carry forward and utilization of BNBN's NOLs (subject to Section 382 limitation) PV of tax savings of $25.2 million, or $0.57 per BNBN share not already owned by BKS Deduction of BNBN's operating losses (last 25%) PV of tax savings of $2.8 million, or $0.06 per BNBN share not already owned by BKS BKS only needs to acquire 80% of BNBN (11.7 million shares assuming conversion of membership units) in order to realize these tax benefits The acquisition of the remaining shares in BNBN will allow BKS to control the unified company's brand, distribution and pricing Overview of Other Benefits Governance & Trading Acquiring public float of BNBN will eliminate ongoing issues around: Continued corporate governance Affiliated party transactions Illiquid, micro-capitalization

Bertelsmann Equivalent Stock Price For Public

Review of Existing Structure barnesandnoble.com llc ("B&N.com") B&N.com Holding Corp. BNBN Options In The Money At $2.80 Public BKS Class A Shares (1) Share counts exclude any options. Shares: Economic: Voting: 4.1 2.5% 0.3% (Amounts in millions) Shares: Economic: Voting: 2.6 1.6% 0.2% Assuming conversion of all membership units, BKS has a 72.8% economic and voting interest in BNBN; assuming no conversion, BKS has a 96.3% voting interest and an 8.5% economic interest in BNBN BKS 100.0% All Membership Units and 1 Share Each of High Vote Class B & C Common Stock Convertible into: 70.0% Direct Economic Interest 30.0% Direct Economic Interest (1) Class A Shares: Economic: Voting: 115.0 70.3% 96.0% Affiliates Shares: Avg. Strike Price: CSE @ $2.80: 10.4 $1.20 5.9

Total Purchase Price

Implied Purchase Price Multiples

$2.80 price per share funded with new debt at 5.00% No synergies Pro Forma Analysis: 100% Cash Assumptions

Pro Forma Analysis: 100% Stock $2.80 price per share funded with BKS stock (market price of $29.80 as of October 31, 2003) No synergies Assumptions

Accretion / (Dilution) Sensitivity Analysis

Economic Implication of Stock vs. Cash BKS can offset the dilution of issuing stock to buy BNBN (relative to using cash) by repurchasing BKS shares in the market, subsequent to a transaction

Repurchase Sensitivity Analysis Repurchase at 10% Discount To Issuance Price Repurchase of shares at a discount to the issuance price is better than a cash deal Repurchase at Issuance Price No difference from a cash transaction Repurchase at 10% Premium To Issuance Price Repurchase of shares at a premium to the issuance price is worse than a cash deal Every 10% difference in repurchase price of BKS stock equates to an incremental $2 million fewer or additional pre-tax synergies required ($0.01 per share, net)

Recommended Process BKS Recommended Steps Negotiate With Special Committee Shareholder Vote / Proxy (BKS Does Not Need Any Shares And Membership Units Do Not Need To Convert) Projected Close Is 2 - 3 Months From Launch, Depending On SEC Comments Duty To Pay Fair Price Applicable As Negotiated With Special Committee

BNBN Shareholder Analysis Total Class A Shares Shareholder Breakdown Retail / Other comprises approximately 93% of the non-affiliated Class A shares

Appendix Confidential For Discussion Purposes Only

Table Of Appendices Pro Forma Balance Sheets for BKS BNBN Projections Dated October 28, 2003 (Does Not Reflect Latest Board Meeting) Tax Benefit Breakeven Analysis Additional Consideration To Bertelsmann If Purchase Price Greater Than $3.05 Per Share Select Precedents: Minority Buyouts Illustrative One-Step Merger / Shareholder Vote Timetable

Pro Forma Balance Sheet: 100% Cash

Pro Forma Balance Sheet: 100% Stock

BNBN Projections Dated October 28, 2003

Tax Benefit Breakeven Analysis Incremental Tax Benefits Tax Benefits from Bertelsmann Acquisition Tax Benefits from Public Share Purchase

Additional Consideration To Bertelsmann Depending on the purchase price and the consideration, the acquisition of the remaining shares in BNBN could trigger additional consideration to be paid to Bertelsmann

Select Precedents: Minority Buyouts

Prepare and submit bid to Target's Board Negotiate deal terms Incorporate NewCo and any intermediate companies Circulate revised drafts of all appropriate documents and review Prior To Announce (Depending on cash vs. stock consideration, due diligence can average between three to six weeks) Announce transaction Announce (T) Prepare proxy / reg. statement, proxy cards, notice of meeting and letters to Target stockholders File proxy / registration statement with SEC Select exchange agent; arrange time / location of Target stockholders meeting; select proxy solicitor Prepare exchange agent agreement and letters of transmittal Weeks 1 - 4 SEC begins review of Proxy / Registration Statement Receive SEC comments Respond to SEC Comments Refile with SEC and await review Respond to further comments and receive clearance Complete arrangements with exchange agent File definitive Proxy Materials / Registration Statement with SEC and relevant exchange Weeks 4 - 10 (Dependent on whether SEC comments and the scope of comments) Mail definitive Proxy Materials and Prospectus to Target stockholders Receive affidavit of mailing, dated as of date of mailing, from entity which mails Proxy Materials Prepare agenda, responses to anticipated questions, ballots and other documents in connection with Target stockholders' meetings Arrange pre-clearance for filing of Certificate of Merger Weeks 10 - 14 Illustrative One-Step Merger / Shareholder Vote Timetable Date Event Shareholder meeting and vote Circulate closing memorandum, closing certificates Issue press release as to stockholder approval Closing Weeks 14 - 16

Disclaimer Although the information contained in this presentation is believed to be reliable, we make no representation or warranty as to the accuracy or completeness of any information contained in this presentation or otherwise provided by us and we accept no liability for the accuracy or completeness of such information. Prior to entering into any transaction contemplated hereby (a "Transaction") you should determine, without reliance upon us or our affiliates, the economic risks and merits (and independently determine that you are able to assume these risks), as well as the legal, tax and accounting characterizations and consequences of any such Transaction. In this regard, by accepting this presentation, you acknowledge that (a) we are not in the business of providing (and you are not relying on us for) legal, tax or accounting advice, (b) there may be legal, tax or accounting risks associated with any Transaction, (c) you should receive (and rely on) separate and qualified legal, tax and accounting advice and (d) you should apprise senior management in your organization as to such legal, tax and accounting advice (and any risks associated with any Transaction) and our disclaimer as to these matters. Any terms set forth in this presentation are intended for discussion purposes only and are subject to the final expression of the terms as set forth in separate definitive written agreements. Notwithstanding anything herein or in any agreement we may enter into to the contrary, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. (c) 2003 Citigroup Global Markets Inc. Member SIPC. CITIGROUP and Umbrella Device are trademarks and service marks of Citicorp or its affiliates and are used and registered throughout the world.